Exhibit 99.1

Contacts:	Alex Abraham (media)	Anne-Marie Megela (investors)
	Alex.Abraham@kraftheinz.com	Anne-Marie.Megela@kraftheinz.com

KRAFT HEINZ REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS
Provides Full Year 2024 Outlook for Organic Net Sales(1)(2), Adjusted Operating Income(1)(2),
and Adjusted EPS(1)(2)
Full Year Highlights
•Net sales increased 0.6%, including a negative 1.8pp impact from a 53rd week in the prior year; Organic Net Sales(1) increased 3.4%
•Gross profit margin increased 280 basis points to 33.5%; Adjusted Gross Profit Margin(1) increased 240 basis points to 33.7%
•Net income increased 20.2%; Adjusted EBITDA(1) increased 5.1%, including a negative 2.1pp impact from a 53rd week in the prior year
•Diluted EPS was $2.31, up 20.9%; Adjusted EPS(1) was $2.98, up 7.2%, including a negative 2.4pp impact from a 53rd week in the prior year
•Ended 2023 at target Net Leverage(1) ratio of approximately 3.0x

Fourth Quarter Highlights
•Net sales decreased 7.1%, including a negative 6.1pp impact from a 53rd week in the prior year; Organic Net Sales decreased 0.7%
•Gross profit margin increased 180 basis points to 33.8%; Adjusted Gross Profit Margin increased 260 basis points to 34.8%
•Net income decreased 14.6%; Adjusted EBITDA decreased 5.3%, including a negative 6.9pp impact from a 53rd week in the prior year
•Diluted EPS was $0.61, down 15.3%; Adjusted EPS was $0.78, down 8.2%, including a negative 6.9pp impact from a 53rd week in the prior year
•The Company announced a $3.0 billion share repurchase program on Nov. 27, 2023

PITTSBURGH & CHICAGO – Feb. 14, 2024 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the fourth quarter and full year 2023.

“I’m proud of the results we delivered in 2023 and the progress we’ve made as a Company throughout the year,” said Kraft Heinz CEO Carlos Abrams-Rivera. “We delivered net sales growth across each of our key pillars, Global Foodservice, Emerging Markets, and U.S. Retail GROW Platforms. We laid out action plans early in 2023 to drive market share and volume improvement – and they worked. We also executed well against our efficiency program, unlocking and powering it in large part with our tech-enabled Agile@Scale methodology. Thanks to these digital advancements and new ways of working, we were able to reinvest dollars across the business to drive future growth. We also strengthened our balance sheet, ending the year at our target Net Leverage of approximately 3.0x, while executing against our new share repurchase program and maintaining a competitive dividend.”

Abrams-Rivera continued, “In the fourth quarter, the industry faced headwinds that were driven by ongoing consumer pressure. Looking ahead, we expect some of these pressures to dissipate, particularly as the reduction in SNAP benefits is lapped.

“For 2024, we expect continued growth for Kraft Heinz. We’ll keep a strong focus on execution against our strategy, supported by investments we’re making in our brands and our people. We’re confident we have the right strategy in place to deliver profitable growth and create value for our stockholders.”

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	December 30, 2023	December 31, 2022	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
North America	$5,167	$5,684	(9.1)%	(3.0)%	2.5 pp	(5.5) pp
International	1,693	1,697	(0.2)%	7.1%	7.7 pp	(0.6) pp
Kraft Heinz	$6,860	$7,381	(7.1)%	(0.7)%	3.7 pp	(4.4) pp

For the Year Ended
North America	$20,126	$20,340	(1.0)%	1.0%	7.5 pp	(6.5) pp
International	6,514	6,145	6.0%	11.5%	13.6 pp	(2.1) pp
Kraft Heinz	$26,640	$26,485	0.6%	3.4%	8.9 pp	(5.5) pp

Net Income/(Loss) and Diluted EPS
In millions, except per share data
	For the Three Months Ended			For the Year Ended
	December 30, 2023	December 31, 2022	% Chg vs PY	December 30, 2023	December 31, 2022	% Chg vs PY
Gross profit	$2,317	$2,364	(2.0)%	$8,926	$8,122	9.9%
Operating income/(loss)	1,300	1,226	6.0%	4,572	3,634	25.8%
Net income/(loss)	757	887	(14.6)%	2,846	2,368	20.2%
Net income/(loss) attributable to common shareholders	757	890	(14.9)%	2,855	2,363	20.8%
Diluted EPS	$0.61	$0.72	(15.3)%	$2.31	$1.91	20.9%

Adjusted EPS(1)	0.78	0.85	(8.2)%	2.98	2.78	7.2%
Adjusted EBITDA(1)	$1,650	$1,743	(5.3)%	$6,307	$6,003	5.1%

FY 2023 Financial Summary
•Net Sales increased 0.6 percent versus the year-ago period to $26.6 billion, including a negative 1.8 percentage point impact from a 53rd week in the prior year period, a negative 0.9 percentage point impact from foreign currency, and a negative 0.1 percentage point impact from divestitures. Organic Net Sales increased 3.4 percent versus the prior year period. Price increased 8.9 percentage points versus the prior year period, with increases in both reportable segments primarily driven by price increases to mitigate rising input costs. Volume/mix declined 5.5 percentage points versus the prior year period, with declines in both reportable segments, primarily driven by elasticity impacts from pricing actions and industry headwinds, particularly the reduction of Supplemental Nutrition Assistance Program (“SNAP”) benefits in the United States.
•Net income/(loss) increased 20.2 percent versus the year-ago period to $2.8 billion, driven by higher Adjusted EBITDA versus the prior year period, lower non-cash impairment losses in the current year period, an expense related to the securities class action lawsuit in the prior year period, and unrealized losses on commodity hedges in the prior year period. These factors more than offset higher tax expense and unfavorable changes in other expense/(income) driven by non-cash charges related to the $162 million settlement of one of our U.K. defined benefit pension plans in the current year period. Adjusted EBITDA increased 5.1 percent versus the year-ago period to $6.3 billion, primarily driven by higher pricing and efficiency gains. These factors more than offset higher commodity costs, higher supply chain costs (reflecting inflationary pressure in manufacturing, procurement, and logistics), unfavorable volume/mix, increased SG&A (including investments in marketing, technology, and research and development), a negative 2.1 percentage point impact from a 53rd week in the prior year period, and a negative 0.9 percentage point impact from foreign currency.
•Diluted EPS was $2.31, up 20.9 percent versus the prior year period, primarily driven by the net income/(loss) factors discussed above. Adjusted EPS was $2.98, up 7.2 percent versus the prior year period, primarily driven by higher results of ongoing operations and lower interest expense. These factors were partially offset by a 53rd week in the prior year period, unfavorable changes in other expense/(income), and higher taxes on adjusted earnings.
•Net cash provided by/(used for) operating activities was $4.0 billion, up 61.0 percent versus the year-ago period, primarily driven by lower cash outflows in the current year for inventories, primarily related to stock rebuilding in the prior year, lower cash outflows in the current year for tax payments driven by taxes paid in 2022 related to the sale of certain assets in our global cheese business and the licensing of certain trademarks, higher Adjusted EBITDA in the current period, and lower interest payments in the current period due to the reduction of long-term debt throughout 2022. These impacts were partially offset by cash payments associated with the settlement of the consolidated securities class action lawsuit. Year-to date Free Cash Flow(1) was $3.0 billion, up 90.7 percent versus the comparable prior year period due to the same drivers of net cash provided by/(used for) operating activities. This more than offset an increase of $97.0 million in capital expenditures in the current year.

•Capital Return: In fiscal year 2023, the Company paid $1,965 million in cash dividends and repurchased $455 million of common stock. On Nov. 27, 2023, the Company announced that the Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $3.0 billion of the Company’s common stock through Dec. 26, 2026. Of the $455 million shares repurchased in 2023, $300 million were repurchased under the Company’s publicly announced share repurchase program and $155 million were purchased to offset the dilutive effect of equity-based compensation. As of Dec. 30, 2023, the Company had remaining authorization to repurchase $2.7 billion of common stock under the publicly announced share repurchase program.
Q4 2023 Financial Summary
•Net sales decreased 7.1 percent versus the year-ago period to $6.9 billion, including a negative 6.1 percentage point impact from a 53rd week in the prior year period, a negative 0.2 percentage point impact from foreign currency, and a negative 0.1 percentage point impact from divestitures and acquisitions. Organic Net Sales decreased 0.7 percent versus the prior year period. Price increased 3.7 percentage points versus the prior year period, with increases in both reportable segments primarily driven by list price increases taken to mitigate higher input costs. Volume/mix declined 4.4 percentage points versus the prior year period, with declines in both reportable segments that were primarily driven by elasticity impacts from pricing actions and industry headwinds, particularly the reduction of SNAP benefits in the United States.
•Net income/(loss) declined 14.6 percent versus the year-ago period to $757 million, primarily driven by non-cash charges related to the $162 million settlement of a U.K. defined benefit pension plan in the current year period, lower Adjusted EBITDA versus the prior year period, and unrealized losses on commodity hedges in the current year period. These factors were partially offset by an expense related to the securities class action lawsuit in the prior year period. Adjusted EBITDA decreased 5.3 percent versus the year-ago period to $1.7 billion, primarily driven by a negative 6.9 percentage point impact from a 53rd week in the prior year period, higher supply chain costs (reflecting inflationary pressure in manufacturing and procurement costs), investments in SG&A (including in marketing, research and development, and technology), unfavorable volume/mix, increased commodity costs, and a negative 0.3 percentage point impact from foreign currency. These factors were partially offset by higher pricing and efficiency gains.
•Diluted EPS was $0.61, down 15.3 percent versus the prior year period, driven by the net income/(loss) factors discussed above. Adjusted EPS(1) was $0.78, down 8.2 percent versus the prior year period, primarily driven by a 53rd week in the prior year and a higher effective tax rate in the current year. These factors were partially offset by results of ongoing operations and lower interest expense versus the prior year period.
Outlook
For fiscal year 2024, the Company expects:
•Organic Net Sales(2) growth of 0 to 2 percent versus the prior year. The Company expects a positive contribution from price throughout the year, with volumes inflecting positive in the second half of the year.

•Adjusted Operating Income(1)(2) growth of 2 to 4 percent versus the prior year. Adjusted Gross Profit Margin(1)(2) is expected to expand modestly, in the range of 25 to 75 basis points versus the prior year.
•Adjusted EPS(2) growth of 1 to 3 percent, or in the range of $3.01 to $3.07. The Company expects an effective tax rate on Adjusted EPS to be in the range of 20 to 22 percent. Additionally, the Company expects an unfavorable impact of approximately $45 million within interest and other expense/(income) versus the prior year. This is primarily driven by foreign currency headwinds and debt refinancing that will come at a higher rate. The outlook does not include the possibility of additional share buyback in 2024.
End Notes
(1)Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, Free Cash Flow and Net Leverage are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)Guidance for Organic Net Sales, Adjusted Gross Profit Margin, Adjusted Operating Income, and Adjusted EPS is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, equity award compensation expense, nonmonetary currency devaluation, and debt prepayment and extinguishment (benefit)/costs, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.
Earnings Discussion and Webcast Information
A pre-recorded management discussion of The Kraft Heinz Company's fourth quarter and full year 2023 earnings is available at ir.kraftheinzcompany.com. The Company will host a live question and answer session beginning today at 9:00 a.m. Eastern Standard Time. A webcast of the session will be accessible at ir.kraftheinzcompany.com.
ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2023 net sales of approximately $27 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “accelerate,” “anticipate,” “believe,” “build,” “commit,” “continue,” “expect,” “execute,” “invest,” “maintain,” “reflect,” “will,” “guidance,” and “outlook,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management's current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers or suppliers, or in other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; climate change and legal or regulatory responses; the Company’s ability to identify, complete, or realize the benefits from strategic acquisitions, divestitures, alliances, joint ventures, or investments; the Company's ability to successfully execute its strategic initiatives; the impacts of the Company's international operations; the Company's ability to protect intellectual property rights; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the influence of the Company’s largest stockholder; the Company's level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws and regulations and related legal claims or regulatory enforcement actions; failure to maintain an effective system of internal controls; a downgrade in the Company's credit rating; the impact of sales of the Company's common stock in the public market; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; disruptions in the global economy caused by geopolitical conflicts, including the ongoing conflict between Russia and Ukraine; unanticipated business disruptions and natural events in the locations in which the Company or the Company's customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and various other nations where the Company does business (including inflationary pressures, instability in financial institutions, general economic slowdown, recession, or a potential U.S. federal government shutdown); changes in the Company’s management team or other key personnel and the Company’s ability to hire or retain key personnel or a highly skilled and diverse global workforce; our dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations and the final determination of tax audits, including transfer pricing matters, and any related litigation; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/(Loss), Free Cash Flow, and Net Leverage which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), gross profit, diluted earnings per share (“EPS”), net cash provided by/(used for) operating activities, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s underlying operations. The Company believes:
•Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted Net Income/(Loss), and Adjusted EPS provide important comparability of underlying operating results, allowing investors and management to assess the Company’s operating performance on a consistent basis; and
•Free Cash Flow and Net Leverage provide a measure of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes.
Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate.
Adjusted Operating Income is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), and provision for/(benefit from) income taxes; in addition to these adjustments, the Company excludes, when they occur, the impacts of restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, and certain non-ordinary course legal and regulatory matters.
Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding restructuring activities); in addition to these adjustments, the Company excludes, when they occur, the impacts of divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense (excluding restructuring activities). The Company also presents Adjusted EBITDA on a constant currency basis (Constant Currency Adjusted EBITDA). The Company calculates the impact of currency on Adjusted EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate.
Adjusted Gross Profit, Adjusted Net Income/(Loss), and Adjusted EPS are defined as gross profit, net income/(loss), and diluted earnings per share, respectively, excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment (benefit)/costs, and certain significant discrete income tax items (e.g., U.S. and non-U.S. tax reform), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by net sales.
Net Leverage is defined as debt less cash, cash equivalents and short-term investments divided by Adjusted EBITDA.
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

			Schedule 1
The Kraft Heinz Company Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended		For the Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net sales	$6,860	$7,381	$26,640	$26,485
Cost of products sold	4,543	5,017	17,714	18,363
Gross profit	2,317	2,364	8,926	8,122
Selling, general and administrative expenses, excluding impairment losses	1,017	1,138	3,692	3,575
Goodwill impairment losses	—	—	510	444
Intangible asset impairment losses	—	—	152	469
Selling, general and administrative expenses	1,017	1,138	4,354	4,488
Operating income/(loss)	1,300	1,226	4,572	3,634
Interest expense	229	217	912	921
Other expense/(income)	121	(42)	27	(253)
Income/(loss) before income taxes	950	1,051	3,633	2,966
Provision for/(benefit from) income taxes	193	164	787	598
Net income/(loss)	757	887	2,846	2,368
Net income/(loss) attributable to noncontrolling interest	—	(3)	(9)	5
Net income/(loss) attributable to common shareholders	$757	$890	$2,855	$2,363

Basic shares outstanding	1,225	1,226	1,227	1,226
Diluted shares outstanding	1,232	1,233	1,235	1,235

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.62	$0.73	$2.33	$1.93
Diluted earnings/(loss) per share	0.61	0.72	2.31	1.91

						Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	53rd Week	Organic Net Sales	Price	Volume/Mix
December 30, 2023
North America	$5,167	$(1)	$—	$—	$5,168
International	1,693	13	—	—	1,680
Kraft Heinz	$6,860	$12	$—	$—	$6,848

December 31, 2022
North America	$5,684	$—	$—	$357	$5,327
International	1,697	25	7	97	1,568
Kraft Heinz	$7,381	$25	$7	$454	$6,895

Year-over-year growth rates
North America	(9.1)%	0.0 pp	0.0 pp	(6.1) pp	(3.0)%	2.5 pp	(5.5) pp
International	(0.2)%	(0.7) pp	(0.4) pp	(6.2) pp	7.1%	7.7 pp	(0.6) pp
Kraft Heinz	(7.1)%	(0.2) pp	(0.1) pp	(6.1) pp	(0.7)%	3.7 pp	(4.4) pp

						Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Year Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	53rd Week	Organic Net Sales	Price	Volume/Mix
December 30, 2023
North America	$20,126	$(65)	$—	$—	$20,191
International	6,514	(103)	34	—	6,583
Kraft Heinz	$26,640	$(168)	$34	$—	$26,774

December 31, 2022
North America	$20,340	$—	$—	$357	$19,983
International	6,145	82	60	97	5,906
Kraft Heinz	$26,485	$82	$60	$454	$25,889

Year-over-year growth rates
North America	(1.0)%	(0.3) pp	0.0 pp	(1.7) pp	1.0%	7.5 pp	(6.5) pp
International	6.0%	(3.2) pp	(0.5) pp	(1.8) pp	11.5%	13.6 pp	(2.1) pp
Kraft Heinz	0.6%	(0.9) pp	(0.1) pp	(1.8) pp	3.4%	8.9 pp	(5.5) pp

	Schedule 4
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net income/(loss)	$757	$887	$2,846	$2,368
Interest expense	229	217	912	921
Other expense/(income)	121	(42)	27	(253)
Provision for/(benefit from) income taxes	193	164	787	598
Operating income/(loss)	1,300	1,226	4,572	3,634
Depreciation and amortization (excluding restructuring activities)	243	246	923	922
Divestiture-related license income	(14)	(15)	(54)	(56)
Restructuring activities	35	36	60	74
Deal costs	—	1	—	9
Unrealized losses/(gains) on commodity hedges	54	(2)	1	63
Impairment losses	—	—	662	999
Certain non-ordinary course legal and regulatory matters	—	210	2	210
Equity award compensation expense	32	41	141	148
Adjusted EBITDA	$1,650	$1,743	$6,307	$6,003

Segment Adjusted EBITDA:
North America	$1,495	$1,550	$5,603	$5,284
International	290	284	1,094	1,017
General corporate expenses	(135)	(91)	(390)	(298)
Adjusted EBITDA	$1,650	$1,743	$6,307	$6,003

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Currency	Constant Currency Adjusted EBITDA
December 30, 2023
North America	$1,495	$(1)	$1,496
International	290	3	287
General corporate expenses	(135)	(2)	(133)
Kraft Heinz	$1,650	$—	$1,650

December 31, 2022
North America	$1,550	$—	$1,550
International	284	6	278
General corporate expenses	(91)	—	(91)
Kraft Heinz	$1,743	$6	$1,737

Year-over-year growth rates
North America	(3.5)%	0.0 pp	(3.5)%
International	2.0%	(1.4) pp	3.4%
General corporate expenses	48.4%	1.6 pp	46.8%
Kraft Heinz	(5.3)%	(0.3) pp	(5.0)%

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Year Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Currency	Constant Currency Adjusted EBITDA
December 30, 2023
North America	$5,603	$(14)	$5,617
International	1,094	(25)	1,119
General corporate expenses	(390)	(2)	(388)
Kraft Heinz	$6,307	$(41)	$6,348

December 31, 2022
North America	$5,284	$—	$5,284
International	1,017	17	1,000
General corporate expenses	(298)	—	(298)
Kraft Heinz	$6,003	$17	$5,986

Year-over-year growth rates
North America	6.0%	(0.3) pp	6.3%
International	7.6%	(4.3) pp	11.9%
General corporate expenses	31.0%	0.6 pp	30.4%
Kraft Heinz	5.1%	(0.9) pp	6.0%

										Schedule 7
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	December 30, 2023
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,317	$1,017	$1,300	$229	$121	$950	$193	$757	$—	$757	$0.61
Items Affecting Comparability
Restructuring activities	13	(22)	35	—	(163)	198	29	169	—	169	0.14
Unrealized losses/(gains) on commodity hedges	54	—	54	—	—	54	13	41	—	41	0.03
Losses/(gains) on sale of business	—	—	—	—	5	(5)	(1)	(4)	—	(4)	—
Nonmonetary currency devaluation	—	—	—	—	(1)	1	—	1	—	1	—
Adjusted Non-GAAP Results	$2,384		$1,389					$964			$0.78

										Schedule 8
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	December 31, 2022
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,364	$1,138	$1,226	$217	$(42)	$1,051	$164	$887	$(3)	$890	$0.72
Items Affecting Comparability
Restructuring activities	12	(24)	36	—	(1)	37	9	28	—	28	0.02
Deal Costs	—	(1)	1	—	—	1	1	—	—	—	—
Unrealized losses/(gains) on commodity hedges	(2)	—	(2)	—	—	(2)	(1)	(1)	—	(1)	—
Certain non-ordinary course legal and regulatory matters	—	(210)	210	—	—	210	49	161	—	161	0.13
Losses/(gains) on sale of business	—	—	—	—	24	(24)	(15)	(9)	—	(9)	(0.01)
Nonmonetary currency devaluation	—	—	—	—	(1)	1	—	1	—	1	—
Debt prepayment and extinguishment (benefit)/costs	—	—	—	26	—	(26)	(7)	(19)	—	(19)	(0.01)
Adjusted Non-GAAP Results	$2,374		$1,471					$1,048			$0.85

										Schedule 9
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Year Ended
	December 30, 2023
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$8,926	$4,354	$4,572	$912	$27	$3,633	$787	$2,846	$(9)	$2,855	$2.31
Items Affecting Comparability
Restructuring activities	57	(3)	60	—	(165)	225	32	193	—	193	0.16
Unrealized losses/(gains) on commodity hedges	1	—	1	—	—	1	—	1	—	1	—
Impairment losses	—	(662)	662	—	—	662	36	626	6	620	0.50
Certain non-ordinary course legal and regulatory matters	—	(2)	2	—	—	2	—	2	—	2	—
Losses/(gains) on sale of business	—	—	—	—	4	(4)	(1)	(3)	—	(3)	—
Nonmonetary currency devaluation	—	—	—	—	(28)	28	—	28	—	28	0.02
Certain significant discrete income tax items	—	—	—	—	—	—	17	(17)	—	(17)	(0.01)
Adjusted Non-GAAP Results	$8,984		$5,297					$3,676			$2.98

										Schedule 10
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Year Ended
	December 31, 2022
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$8,122	$4,488	$3,634	$921	$(253)	$2,966	$598	$2,368	$5	$2,363	$1.91
Items Affecting Comparability
Restructuring activities	27	(47)	74	—	—	74	18	56	—	56	0.05
Deal Costs	—	(9)	9	—	—	9	4	5	—	5	—
Unrealized losses/(gains) on commodity hedges	63	—	63	—	—	63	15	48	—	48	0.04
Impairment losses	86	(913)	999	—	—	999	132	867	—	867	0.70
Certain non-ordinary course legal and regulatory matters	—	(210)	210	—	—	210	49	161	—	161	0.13
Losses/(gains) on sale of business	—	—	—	—	25	(25)	(8)	(17)	—	(17)	(0.01)
Other losses/(gains) related to acquisitions and divestitures	—	—	—	—	38	(38)	(9)	(29)	—	(29)	(0.02)
Nonmonetary currency devaluation	—	—	—	—	(17)	17	—	17	—	17	0.01
Debt prepayment and extinguishment (benefit)/costs	—	—	—	38	—	(38)	(3)	(35)	—	(35)	(0.03)
Adjusted Non-GAAP Results	$8,298		$4,989					$3,441			$2.78

	Schedule 11
The Kraft Heinz Company Adjusted Gross Profit Margin (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Adjusted Gross Profit	$2,384	$2,374	$8,984	$8,298
Net sales	6,860	$7,381	26,640	26,485

Adjusted Gross Profit Margin	34.8%	32.2%	33.7%	31.3%

	Schedule 12
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Three Months Ended
	December 30, 2023	December 31, 2022	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$0.95	$0.94	$0.01
53rd week	—	0.06	(0.06)
Interest expense	(0.16)	(0.17)	0.01
Other expense/(income)	0.02	0.02	—
Effective tax rate	(0.03)	—	(0.03)
Adjusted EPS	$0.78	$0.85	$(0.07)
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.04 for the three months ended December 30, 2023 and $0.05 for the three months ended December 31, 2022.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.01 for the three months ended December 30, 2023 and December 31, 2022.

	Schedule 13
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Year Ended
	December 30, 2023	December 31, 2022	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$3.48	$3.21	$0.27
53rd week	—	0.06	(0.06)
Interest expense	(0.60)	(0.63)	0.03
Other expense/(income)(c)	0.11	0.14	(0.03)
Effective tax rate	(0.01)	—	(0.01)
Adjusted EPS	$2.98	$2.78	$0.20
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.16 in 2023 and $0.17 in 2022.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.04 in 2023 and 2022.
(c) Includes non-cash amortization of prior service credits, which accounted for a benefit to Adjusted EPS from other expense/(income) of $0.01 in 2023 and 2022.

		Schedule 14
The Kraft Heinz Company Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	December 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$1,400	$1,040
Trade receivables, net	2,112	2,120
Inventories	3,614	3,651
Prepaid expenses	234	240
Other current assets	566	842
Assets held for sale	3	4
Total current assets	7,929	7,897
Property, plant and equipment, net	7,122	6,740
Goodwill	30,459	30,833
Intangible assets, net	42,448	42,649
Other non-current assets	2,381	2,394
TOTAL ASSETS	$90,339	$90,513
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$—	$6
Current portion of long-term debt	638	831
Trade payables	4,627	4,848
Accrued marketing	733	749
Interest payable	258	264
Income taxes payable
Other current liabilities	1,781	2,330
Total current liabilities	8,037	9,028
Long-term debt	19,394	19,233
Deferred income taxes	10,201	10,152
Accrued postemployment costs	143	144
Long-term deferred income	1,424	1,477
Other non-current liabilities	1,418	1,609
TOTAL LIABILITIES	40,617	41,643
Redeemable noncontrolling interest	34	40
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	52,037	51,834
Retained earnings/(deficit)	1,367	489
Accumulated other comprehensive income/(losses)	(2,604)	(2,810)
Treasury stock, at cost	(1,286)	(847)
Total shareholders' equity	49,526	48,678
Noncontrolling interest	162	152
TOTAL EQUITY	49,688	48,830
TOTAL LIABILITIES AND EQUITY	$90,339	$90,513

	Schedule 15
The Kraft Heinz Company Consolidated Statements of Cash Flows (in millions) (Unaudited)
	For the Year Ended
	December 30, 2023	December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$2,846	$2,368
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	961	933
Amortization of postemployment benefit plans prior service costs/(credits)	(14)	(14)
Divestiture-related license income	(54)	(56)
Equity award compensation expense	141	148
Deferred income tax provision/(benefit)	17	(278)
Postemployment benefit plan contributions	(22)	(23)
Goodwill and intangible asset impairment losses	662	913
Nonmonetary currency devaluation	28	17
Loss/(gain) on sale of business	(4)	(25)
Loss/(gain) on extinguishment of debt	—	(38)
Other items, net	221	7
Changes in current assets and liabilities:
Trade receivables	18	(228)
Inventories	(106)	(1,121)
Accounts payable	(295)	152
Other current assets	139	(314)
Other current liabilities	(562)	28
Net cash provided by/(used for) operating activities	3,976	2,469
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,013)	(916)
Payments to acquire business, net of cash acquired	—	(481)
Settlement of net investment hedges	31	208
Proceeds from sale of business, net of cash disposed and working capital adjustments	—	88
Other investing activities, net	66	10
Net cash provided by/(used for) investing activities	(916)	(1,091)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(848)	(1,465)
Proceeds from issuance of long-term debt	657	—
Debt prepayment and extinguishment benefit/(costs)	—	10
Proceeds from issuance of commercial paper	150	228
Repayments of commercial paper	(150)	(228)
Dividends paid	(1,965)	(1,960)
Repurchases of common stock	(455)	(280)
Other financing activities, net	(67)	(19)
Net cash provided by/(used for) financing activities	(2,678)	(3,714)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(19)	(69)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	363	(2,405)
Balance at beginning of period	1,041	3,446
Balance at end of period	$1,404	$1,041

		Schedule 16
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used for) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Year Ended
	December 30, 2023	December 31, 2022
Net cash provided by/(used for) operating activities	$3,976	$2,469
Capital expenditures	(1,013)	(916)
Free Cash Flow	$2,963	$1,553